Exhibit (23)

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-47982 and 333-84807) pertaining to the Pre-Tax Savings Plan at the El Dorado Plant of Cooper Tire & Rubber Company of our report dated May 19, 2003, with respect to the financial statements and schedule of the Cooper Tire & Rubber Company Pre-Tax Savings Plan (El Dorado) included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/s/ Ernst & Young LLP Ernst & Young LLP

Toledo, Ohio
June 20, 2003